EXHIBIT 12.1

Kite Realty Group Trust

Consolidated Ratio of Earnings to Fixed Charges and Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

(dollars in thousands)

	Years ended December 31
	2014	2013	2012	2011	2010
Earnings:
Net (loss) income from continuing operations	$(16,452)	$(726)	$(11,455)	$3,753	$(9,256)
Add:
Income taxes expense (benefit)	24	262	(106)	(1)	266
Fixed charges, net of capitalized interest	45,549	28,026	23,423	21,660	24,859
Less:
Income (loss) from unconsolidated entities	—	—	—	4,320	—
Earnings before fixed charges and preferred dividends	$29,121	$27,562	$11,862	$21,092	$15,869

Fixed charges:
Interest expense	$45,513	$27,994	$23,392	$21,625	$24,831
Capitalized interest	4,789	5,081	7,444	8,487	8,807
Interest within rental expense	36	32	31	35	28
Total fixed charges (1)	$50,338	$33,107	$30,867	$30,147	$33,666
Preferred dividends	8,456	8,456	7,920	5,775	377
Total fixed charges and preferred dividends (2)	$58,794	$41,563	$38,787	$35,922	$34,043

Ratio of earnings to fixed charges	—	—	—	—	—
Ratio of earnings to combined fixed charges and preferred dividends	—	—	—	—	—

(1)         For the years ended December 31, 2010, 2011, 2012, 2013, and 2014 fixed charges exceed earnings by $17,797, $9,055, $19,005, $5,545, and $21,217, respectively.

(2)         For the years ended December 31, 2010, 2011, 2012, 2013, and 2014 combined fixed charges and preferred stock dividends exceed earnings by $18,174, $14,830, $26,925, $14,001, and $29,673, respectively.

Kite Realty Group, L.P.

Consolidated Ratio of Earnings to Fixed Charges

(dollars in thousands)

	Years ended December 31
	2014	2013	2012	2011	2010
Earnings:
Net (loss) income from continuing operations	$(16,452)	$(726)	$(11,455)	$3,753	$(9,256)
Add:
Income taxes expense (benefit)	24	262	(106)	(1)	266
Fixed charges, net of capitalized interest	45,549	28,026	23,423	21,660	24,859
Less:
Income (loss) from unconsolidated entities	—	—	—	4,320	—
Earnings before fixed charges	$29,121	$27,562	$11,862	$21,092	$15,869

Fixed charges:
Interest expense	$45,513	$27,994	$23,392	$21,625	$24,831
Capitalized interest	4,789	5,081	7,444	8,487	8,807
Interest within rental expense	36	32	31	35	28
Total fixed charges (1)	$50,338	$33,107	$30,867	$30,147	$33,666

Ratio of earnings to fixed charges	—	—	—	—	—

(1)         For the years ended December 31, 2010, 2011, 2012, 2013, and 2014 fixed charges exceed earnings by $17,797, $9,055, $19,005, $5,545, and $21,217, respectively.